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                                                                   EXHIBIT 10.10
                                Letter of Intent

                                  Summus, Ltd.

           434 Fayetteville Street mall - Suite 600, Raleigh, NC 27601

                     919-8077-5600 (main) 919-807-5601 (fax)

Mr. Hank Byun
Samsung Electronics of America, Inc.
105 Challenger Road
Ridgefield Park, NJ

Dear Mr. Byun:

         We are pleased to present this non-binding letter of intent ("LOI") which documents the proposal and intent of Summus, Ltd. ("SUMMUS"), Samsung Electronics of America, Inc., ("SAMSUNG"), and High Speed Net Solutions, Inc. ("HSNS"), with respect to certain business relationships as described below. As the parties have previously discussed, SUMMUS is engaged in the research, development, licensing and sale of its Dynamic WaveletTM based technologies and products ("SUMMUS Technology"), which technology embodies substantial know-how and other intellectual property which are the sole and exclusive property of SUMMUS, and which are protected by applicable domestic and foreign patent, trademark and copyright laws. The parties to this letter envision a joint development agreement or similar arrangement whereby SUMMUS Technologies may be applied and modified, and other technologies developed, for particular applications with respect to certain semiconductor, consumer electronics and computer hardware and software products and systems of SAMSUNG. HSNS shall participate in these negotiations and discussions in its role as a marketing partner with SUMMUS. The parties to this letter intend to conduct good faith negotiations to better define the terms and conditions of proposed business projects outlined herein, with a goal of developing and executing a definitive agreement (the "Agreement") containing the specific terms and conditions. This letter is not intended to nor does it create any legal or binding obligations on any of the parties hereto except as expressly herein.

         Our understanding of the proposed project(s) and arrangements are as follows:

         1. Apply SUMMUS Dynamic WaveletTM technology to SAMSUNG products The parties shall enter into a joint development agreement and related agreements to integrate and optimize SUMMUS Dynamic WaveletTM technology on SAMSUNG's strategic digital signal processor ("DSP") platform for sale as a semiconductor component. The parties envision that SUMMUS will grant a nonexclusive, royalty-bearing license to SAMSUNG for the use of such technology in such applications. Such royalty shall be based upon the sale of the DSP chip set by SAMSUNG containing SUMMUS technology. Such work will include payment of nonrecurring engineering fees from SAMSUNG to SUMMUS in an amount to be agreed upon.

         2. This proposal is subject to the preparation and execution of a mutually satisfactory definitive agreement (the "Agreement"), containing such terms and conditions regarding licensing, ownership of inventions and payments as the parties shall agree upon. This proposal is further subject to the completion of a technical due diligence investigation by SUMMUS and SAMSUNG with respect to each such party's technology and to fulfill the obligations of the Agreement.

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         Upon acceptance by you of this letter, we shall commence the drafting of a definitive agreement for your review and comment. The parties will use the their best efforts to complete negotiations and execute the Agreement on or before April 15, 2000.

         3. SAMSUNG and SUMMUS agree to provide each other with reasonable access to each other's personnel, documents and technology to enable each party to ascertain the feasibility of the above proposed Agreement. SAMSUNG and SUMMUS mutually agree that each may become aware of information of the other of a confidential nature concerning the technologies and business of such party during the course of the technical due diligence investigation. SAMSUNG and SUMMUS specifically agree that any such information will be used only for purposes of effecting the transactions contemplated by this letter and for no other purpose. No rights or licenses to any party's intellectual property are granted or conveyed to any person in any respect by virtue of this letter or the negotiations contemplated hereby. All parties to this letter agree that each party will hold any information regarding the other in strict confidence and will not disclose it except to persons participating in this transaction, including the parties' attorneys and accountants or other advisors, until such time as such information is no longer confidential other than by reason of a violation of this paragraph or the Confidentiality Agreement executed March 15, 1999, by and between SAMSUNG and SUMMUS. SAMSUNG and SUMMUS acknowledge and confirm the Confidentiality Agreement, and further acknowledge and agree that the requirements of this paragraph 3 shall not diminish or limit any provisions of such Confidentiality Agreement.

         4. Each of the parties shall pay its own expenses in connection with the negotiation and execution of the Agreement.

         5. SAMSUNG and SUMMUS will make this relationship public at a mutually agreeable time that will be communicated in writing, but no later than 30 days after the signing of the definitive agreement.

         6. SAMSUNG and SUMMUS acknowledge that HSNS has served as marketing agent in assisting to develop the proposed business venture between the two companies.

         7. SUMMUS hereby acknowledges that it has entered into a Master License Agreement ("MLA") with HSNS dated February 14, 2000 and that the terms and conditions of the Agreement shall not violate HSNS's rights under the MLA.

         8. As a pre-condition to the execution of the Agreement, SUMMUS shall obtain an opinion from HSNS counsel that the term of the Agreement does not violate the right so HSNS under the terms of the MLA and shall also obtain a waiver from HSNS in which HSNS agrees not to enforce against Samsung or its successors, assigns, licensees or sublicenses any rights of HSNS that may be infringed by the exercise of rights under the Agreement.

         If the foregoing is acceptable, SAMSUNG and HSNS should sign and date a copy of this letter and return it to us. This letter is intended to evidence the preliminary understandings that we have reached regarding the proposed transactions and our mutual intent to negotiate in good faith to enter into the Agreement. This letter does not obligate the parties to enter into any agreement or engage in any business transactions or endeavors, including, without limitation, those outlined herein. The parties hereto acknowledge and agree that execution of the Agreement shall be subject to appraisal of upper management and legal counsel of the parties. However, by acceptance of this letter, the parties hereto each agree to be bound by paragraphs 6 and 7 and 8.

                                           Sincerely,
                                           /s/ W. Bradford Silvernail
                                           W. Bradford Silvernail
                                           Chief Executive Officer, Summus, Ltd.

SAMSUNG                                     HSNS
By: /s/ Hank Byun                           By: /s/ Andrew Fox
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Date:      2/5/00                           Date:     2/15/00
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cc:      M. G. Boyd                 M.H. Baik
         Dr. B. Jawerth             K. Park